FDA Accepts Samaritan’s Cushing’s SP-6300 IND and Clears Phase II Study

Three Investigational New Drugs in Pipeline

• Phase II HIV Drug SP-01A

• Phase I Alzheimer’s Drug SP-233 Caprospinol

• Phase II Cushing’s syndrome SP-6300

LAS VEGAS, September 18, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals, Inc. (AMEX:LIV — News), a developer of innovative drugs, is pleased to announce the U.S. Food and Drug Administration (FDA) has completed its regulatory review of Samaritan’s IND (Investigational New Drug) application for Cushing’s syndrome SP-6300 and declared it has not identified any deficiencies in its IND filing. Accordingly, Samaritan can proceed with its proposed Phase II clinical study of Cushing’s syndrome SP-6300’s efficacy in patients experiencing Hypercortisolism.

Dr. Janet Greeson, CEO of Samaritan stated, “We are extremely pleased the FDA has cleared our IND. We have high hopes for Cushing’s syndrome SP-6300’s ability to modulate pathologically high cortisol levels since it demonstrated proof of concept as a cortisol modulator in Samaritan’s Phase II clinical HIV trial. We believe SP-6300 can offer a unique and novel approach for a broad range of applications where cortisol levels get out of control.”

Cortisol is important as it performs vital tasks in the body but when it is too high or too low, it can cause physical problems. It helps maintain blood pressure and cardiovascular function, reduces the immune system’s inflammatory response, balances the effects of insulin in breaking down sugar for energy, and regulates the metabolism of proteins, carbohydrates, and fats.

About Cushing’s syndrome:
Hypercortisolism is a hormonal disorder that is also known as Cushing’s syndrome. Hypercortisolism occurs when the body’s tissues are exposed to excessive levels of cortisol for long periods of time. Many people suffer the symptoms of exogenous hypercortisolism because they take glucocorticoid hormones for asthma, rheumatoid arthritis, lupus and other inflammatory diseases. People can also develop exogenous hypercortisolism from repeated injectable corticosteroids for joint pain, bursitis and back pain.

About SP-6300:
SP-6300 acts by reducing the levels of the rate-limiting enzyme HMGCoA reductase mRNA, leading to reduced activity and decreased cholesterol and corticosteroid biosynthesis.

See peer reviewed journal publications: http://www.samaritanpharma.com/publications_and_patents.asp

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’
Samaritan Pharmaceuticals is a life science company focused on commercializing its pipeline of innovative drugs to relieve the suffering of patients with Alzheimer’s, cancer, heart disease, and infectious disease. Samaritan’s business strategy is to partner drug candidates in its pipeline after Phase II (proof of concept) human studies. Samaritan has executed its first partnering agreement with Pharmaplaz, Ireland for its PII, HIV drug SP-01A. In addition, Samaritan’s sales arm has acquired the marketing and sales rights to sell ten revenue-generating products in Greece and various Eastern European countries.

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Disclaimer
The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com